UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2007

USA TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Pennsylvania	33-70992	23-2679963
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

610-989-0340
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company and Coca-Cola Enterprises, Inc.(“CCE”), the world’s largest marketer, producer and distributor of Coca-Cola products, have entered into a three year Supply and Licensing Agreement. The Agreement covers the purchase by CCE from the Company of the Company’s G6 e-Port for use in CCE’s beverage vending machines, including the purchase of e-Ports by CCE under the MasterCard agreement referred to below. The price of each e-Port is $433. The Company would also receive 5% of the cashless revenues from the CCE vending machine as a processing fee and a monthly payment of $9.95 per unit if the Company would act as the transaction processor for the CCE vending machine.

The Agreement also includes as an exhibit the MasterCard PayPass Participation Agreement entered into between the Company, CCE, and MasterCard International Incorporated ("Mastercard") under which CCE has agreed to use commercially reasonable efforts to complete installation of up to 7,500 e-Ports by August 31, 2007. In addition to accepting credit and debit cards, these e-Ports accept payment from credit cards utilizing Mastercard's PayPass contactless technology. The e-Ports would be utilized in CCE beverage vending machines in multiple cities throughout the United States. For each e-Port successfully installed by CCE, the Company would receive an aggregate of $433 from CCE and Mastercard. The agreement provides that if all 7,500 e-Ports are not installed by August 31, 2007, USA is required to refund to MasterCard a pro rata share of any payments received from MasterCard that relate to any uninstalled units. If all of the 7,500 e-Ports are timely installed, the Company would receive $3,247,500 for the e-Ports.

SIGNATURES

     Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      USA TECHNOLOGIES, INC.

By: /s/ George R. Jensen, Jr.
      George R. Jensen, Jr.
      Chief Executive Officer

Dated: May 31, 2007